FERRO ENTERS INTO AGREEMENT TO ACQUIRE EGYPTIAN TILE COATINGS MANUFACTURER AL SALOMI FOR FRIT AND GLAZES

•	A Leading Manufacturer of Frits and Glazes with Estimated 2015 Sales in Excess of $24 Million
•	Adds Capacity to Expand Sales in the Middle East and North Africa and Eastern Europe, Including Land and Utility Permits for Future Expansion
•	Expected 2016 Adjusted EPS Accretion of $0.03 to $0.06

CLEVELAND, Ohio – September 3, 2015 – Ferro Corporation (NYSE: FOE, “Company”) announced today that it has signed a definitive agreement with the shareholders of Egypt-based tile coatings manufacturer Al Salomi for Frit and Glazes (“Al Salomi”) to acquire 100% of the equity of Al Salomi on a cash-free and debt-free basis, for approximately $39 million in cash, subject to working capital and other customary adjustments. The transaction will be funded with excess cash and a draw on the Company’s revolving credit facility. The transaction is expected to close within the next 60 days, subject to customary closing conditions.

Al Salomi is one of the leading manufacturers of frits and glazes in the Middle East and North Africa (“MENA”). Al Salomi’s 5,600-square meter plant, located in Suez, Egypt, is state-of-the-art, including continuous furnaces and computerized production lines and is expected to be one of Ferro’s lowest cost frit production sites.  Current production capacity is 55,000 metric tons per year. An additional two lines, or 12,000 metric tons per year, of new tile coatings capacity is under construction and due to be operational by the end of 2015. The plant, which will be Ferro’s second frit production facility in Egypt, includes additional land and certain infrastructure assets to support expected growth.

Based on 2014 EBITDA, excluding expected synergies, the acquisition purchase price represents a transaction multiple of approximately 8.5. Including synergies and the commercial benefits associated with the two additional frit production lines now under construction, the transaction multiple would be approximately 5.7. The transaction is not expected to significantly impact Ferro’s 2015 earnings but is expected to be accretive to adjusted diluted earnings per share by $0.03 to $0.06 in 2016. Ferro expects the investment will achieve a return on invested capital of greater than 10% initially, and believes the return on invested capital will reach 15% once the capacity being added is fully utilized.

Commenting on the proposed transaction, Peter Thomas, Chairman, President and CEO of Ferro Corporation, said, “The acquisition of Al Salomi will bring Ferro much-needed production capacity in MENA, a very attractive tile market. We have been running at or near capacity levels at our existing plants in Spain and Egypt for some time, and this investment will provide needed capacity to meet growing demand in the area. This transaction is also strategically important, as it provides capacity to support expected growth from our recent investments in Turkey, which we are using as a base to increase our sales activity for tile and porcelain enamel products into this attractive and fast-growing region."

Mr. Thomas concluded, “The Al Salomi management team has done a remarkable job building the company into a market leader in a relatively short time by providing customers with high-quality products manufactured to exacting standards. We are pleased to add Al Salomi to the Ferro portfolio and look forward to working with the Al Salomi team to build on their impressive record of growth.”

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,710 employees globally and reported 2014 sales of $1.1 billion.

About Al Salomi for Frits and Glaze

Al Salomi for Frit and Glazes, headquartered in Cairo, Egypt, is a leading manufacturer of frits and glazes for the ceramic industry, primarily serving the Middle East region. The company’s production facility is located in the Suez industrial zone, north of the Gulf of Suez, and has capacity of 55,000 metric tons. Al Salomi has approximately 150 employees and recorded 2014 sales of EGP 169 million (approximately $22 million, at current exchange rates).

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•

Ferro’s ability to complete the Al Salomi acquisition, effectively integrate the business, and achieve the expected synergies, as well as the acquisition being accretive and Ferro achieving the expected return on invested capital;

•	Al Salomi’s actual sales for 2015;
•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	Demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•	Ferro’s multi-jurisdictional tax structure;
•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;
•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2014.

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Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com